Montpelier Reinsurance Ltd.
US$50,000,000 Letter of Credit Facility
Appendix

Account Party:	Montpelier Reinsurance Ltd. (the “Account Party”).

Lender:	HSBC Bank USA, National Association (the “Bank”)

Facility Type:	The facility is by way of Letters of Credit (“LOC”).

Amount:	The aggregate total of issued LOC is not to exceed US$50,000,000.

Purpose:	To support obligations of the Account Party under its reinsurance arrangements with primary insurance and reinsurance counterparties.

Availability:	LOC will be issued for periods not exceeding one year and may have an automatic extension clause subject to written notice of non-renewal 60 days prior to the expiry date. Each LOC shall contain language, and otherwise in all respects be, satisfactory to the Bank in its sole discretion.

Subject to the terms and conditions herein and contained in any related legal documentation, the LOC facility is available for the period from December 20, 2004 to December 19, 2005.

Commitment Fee:	The Account Party shall pay the Bank a commitment fee of 7.5 basis points per annum, calculated daily on the unused portion of the commitment and payable quarterly in arrears.

LOC Issuance Fee:	A fee equivalent to 27.5 basis points per annum based on the issued amount of each LOC shall be payable quarterly in arrears.

General Indemnity:	The Account Party shall reimburse the Bank for any additional costs or reduction in income arising as a result of the imposition of or increase in taxes (other than on the overall net income of the Bank) on amounts paid by the Account Party to the Bank, an imposition of or increase in reserve requirements (other than such imposition or increase that is not also required generally of other banks in the same general regulatory jurisdiction and the same general regulatory category), or the imposition of any other condition affecting the LOC Facility by any government, governmental agency or body, tribunal or regulatory authority.

Repayment:	Drawings, if any, will be charged to general account of the Account Party.

Collateral:	The Account Party’s obligations to the Bank shall be secured by first priority security interest in and charge over the Account Party’s Corporate Account #831154 at Bank of Bermuda (the “Account”). The funds in the Account shall be invested in the “USD Allpoints Corporate Money Fund” or such other investment as may be acceptable to the Bank. The Account shall at all times contain securities having a market value in excess of the aggregate of the total amount of all LOC’s issued on the Account Party’s behalf, after applying Bank’s applicable credit margins.

Conditions to Initial Issuance:	Prior to the issuance of the initial LOC, the Bank shall have received the following documentation, duly executed and otherwise satisfactory in all respects to Bank’s counsel:

(i)	The facility letter to which is attached this Appendix.

(ii)	The Reimbursement Agreement.

(iii)	The Pledge Agreement.

(iv)	Notice under the Charge Over Accounts.

(v)	Acknowledgment of Charge by Bank of Bermuda

(vi)	Resolutions and evidence of incumbency.

(vii)	Opinion of Bermuda counsel.

Conditions to Each Issuance:	No default shall have occurred under the Reimbursement Agreement or any related legal documentation and the Representations and Warranties contained in the Reimbursement Agreement shall be true and correct as if made at the time of each such issuance.

Covenants:	(i)	Provision of audited annual financial statements within 120 days of each fiscal year-end.

	(ii)	Maintenance of the Account Party’s corporate status in good standing.

	(iii)	Compliance with all laws.

	(iv)	Payment of all sums when due.

	(v)	No change in ownership.

	(vi)	Provision of notice of any litigation, proceeding or dispute, threatened or commenced, if the litigation, proceeding or dispute could, if adversely determined, have a material adverse effect.

(vii) Provision of notice of material adverse change.

Expenses:	All out of pocket expenses and all other costs whatsoever in relation to the facility, this Appendix or any other facility document incurred by the Bank, including without limitation any legal fees, or expenses related to the realisation of assets or the preservation or enforcement of any of the Bank’s rights hereunder are for the Borrower’s account.

The Account Party hereby authorizes the Bank to debit the Account with the full amount of any amount due or payable to the Bank pursuant to this section, without prejudice to the provisions of the Bank’s rights following demand for repayment.

REIMBURSEMENT AGREEMENT

     1. Definitions. As used herein, the following terms shall have the following meanings:

          (a) “Agreement” shall mean, collectively, each Application for Standby Letter of Credit submitted by Applicant to Bank, in the form required by Bank, and this Reimbursement Agreement, as the same may be amended and supplemented from time to time.

          (b) “Applicant” shall mean the person or entity executing this Agreement as Applicant; provided that if two or more persons or entities shall have executed this Agreement as Applicant and the term “Applicant” is preceded by the word “any” or “each” or a word or words of similar import, in which case such term shall be deemed to refer to each of such persons or entities, individually.

          (c) “Bank” shall mean HSBC Bank USA, National Association, its successors, transferees and assigns.

          (d) “Credit” shall mean each irrevocable standby letter of credit issued by the Bank pursuant to this Agreement upon Applicant’s request, as the same may be amended and supplemented from time to time, and any and all renewals, increases, extensions and replacements thereof and therefor.

          (e) “Dollar Equivalent” shall mean (i) the number of Dollars that is equivalent to an amount of a currency other than Dollars, determined by applying the Bank’s selling rate for the relevant currency against Dollars applicable to cable transfers to the place where and in the currency in which the relevant amount is payable, or (ii) in the event that the Bank shall not at the time be offering such a rate, the amount of Dollars that the Bank, in its sole judgment, specifies as sufficient to reimburse or provide funds to the Bank in respect of amounts drawn or drawable under the relevant Credit; in either case as and when determined by the Bank.

          (f) “Dollars” shall mean lawful currency of the United States of America.

          (g) “Obligations” shall mean and include all indebtedness, obligations and liabilities of Applicant to the Bank, present or future, due or to become due, absolute or contingent, arising hereunder or in connection with the Credits or any financing or refinancing thereof.

     2. Payment Terms. Applicant agrees to pay to the Bank on demand, at the Bank’s office located at 452 Fifth Avenue, New York, New York 10018, in Dollars, in immediately available funds and without set-off, counterclaim or withholding of any type: (i) each amount drawn under each Credit, in Dollars or, in the event that drafts under any Credit are payable in a currency other than Dollars, the Dollar Equivalent of each amount so drawn; (ii) interest on each amount (or the Dollar Equivalent thereof) so drawn for each day from the date of payment of the relevant draft to and including the date of payment in full of such amount by Applicant to the Bank, at a rate per annum equal to the rate per annum announced from time to time by the Bank as its U.S. Dollar prime rate for loans made in the United States as in effect on each such day, the rate of interest hereunder to change as of the opening of business on the effective date of each change in said prime rate; and (iii) any and all commissions and charges of the Bank and each of its correspondents in relation to the issuance and maintenance of each Credit and all drafts thereunder.

     3. Administration of Credit. (a) Applicant will, promptly, but in any event within 2 business days, examine the copy of each Credit (and any amendments thereof) sent to Applicant by the Bank, as well as all other instruments and documents delivered to Applicant from time to time, and, in the event Applicant has any claim of non-compliance with the instructions or of any discrepancy or other irregularity, Applicant will, promptly notify the Bank thereof in writing, and Applicant will conclusively be deemed to have waived any such claim against the Bank and its correspondents unless such immediate notice is given as aforesaid.

          (b) The Bank may (but need not) pay any drafts otherwise in order which are signed or issued by, or accompanied by required statements or other documents otherwise in order which are signed or issued by, the custodian, executor, administrator, trustee in bankruptcy, debtor in possession, assignees for the benefit of creditors, liquidator, receiver or other agent or legal representative of the beneficiary of any Credit or other party who is authorized under such Credit to draw or issue any drafts, required statements or other documents.

          (c) Neither the Bank nor any of its correspondents shall be responsible for, and neither the Bank’s powers and rights hereunder nor Applicant’s Obligations shall be affected by, (i) any act or omission pursuant to Applicant’s instructions, (ii) any other act or omission of the Bank or its correspondents or their respective agents or employees for which the Bank is not responsible under the provisions of the ICC Uniform Customs and Practice for Documentary Credits, the ICC International Standby Practices or Article 5 of the Uniform Commercial Code, each as in effect from time to time and as applicable to the relevant Credit, other than any such act or omission arising from its or their gross negligence or willful misconduct, (iii) the form, validity, accuracy or genuineness of drafts, documents (including documents of assignment or transfer) or required statements, even if such drafts, documents or statements should in fact prove to be in any or all respects invalid, inaccurate, fraudulent or forged (and notwithstanding that Applicant shall have notified Bank thereof), (iv) failure of any draft to bear any reference or adequate reference to the relevant Credit, (v) errors, omissions, interruptions or delays in transmission or delivery of any messages however sent and whether or not in code or cipher, (vi) any act, default, omission, insolvency or failure in business of any other person (including any correspondent) or any consequences arising from causes beyond the Bank’s control, (vii) errors in translation or for errors in interpretation of technical terms, (viii) any loss or delay, in the transmission or otherwise, of any such document or draft or the proceeds thereof, or (ix) any acts or omissions of any beneficiary of any Credit or any transferee of any Credit, if transferrable.

          (d) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Bank or by any of its correspondents, under or in connection with any of the Credits or the related drafts or document(s), if taken or omitted in good faith, shall be binding upon the Applicant and shall not put the Bank or its correspondents under any resulting liability to the Applicant. The Bank shall in no event be liable for consequential damages.

     4. Extensions, Increases and Modifications of Credits. Each Applicant agrees that the Bank may at any time and from time to time, in its discretion, by agreement with one or more other Applicants, (a) further finance or refinance any transaction under any Credit, (b) renew, extend or change the time of payment or the manner, place or terms of payment of any of the Obligations, (c) settle or compromise any of the Obligations or subordinate the payment thereof to the payment of any other debts of or claims against any Applicant which may at the time be due or owing to Bank, or (d) release any Applicant or forgo any right of setoff, or modify or amend in any way this Agreement or any Credit, or give any waiver or consent under this Agreement; all in such manner and on such terms as Bank may deem proper and without notice or further assent from such Applicant. In any such event, such Applicant shall remain bound by such event and this Agreement after giving effect to such event, and the Obligations under this Agreement shall be continuing Obligations in respect of any transaction so financed or refinanced.

     5. Reserve Requirements, etc. If the Bank now is or hereafter becomes subject to (a) any reserve, special deposit or similar requirement against the Bank’s assets, deposits maintained with the Bank or for the Bank’s account, or credit extended by the Bank, or any other acquisition of funds for extension of credit, (b) any reserve, special deposit or similar requirement against or with respect to or measured by reference to any Credit, (c) any change in the basis of taxation of any payments due to the Bank hereunder (other than a change in taxation of the Bank’s overall net income), (d) any requirement relating to capital adequacy, or (e) any other condition imposed upon the Bank which imposes a cost upon the Bank, and the result, in the Bank’s determination, of any requirement or condition specified in clauses (a)-(e) above is to increase the cost to the Bank of maintaining the Credits or paying or funding the payment of any draft or demand thereunder, or to reduce the amount of any sum received or receivable by the Bank hereunder, or (in the case of clause (d) above) to reduce the Bank’s rate of return on the Bank’s capital to a level below which the Bank could have otherwise achieved (using any reasonable averaging and attribution methods), Applicant will pay to the Bank upon demand such amount in respect of such increased cost or reduction as the Bank may determine to be the additional amount or amounts required to compensate the Bank for such increased cost or reduction, provided, however, that Applicant shall not be obligated to compensate the Bank for any such costs which arise from any required increase in the Bank’s level of capital that is not also required generally of other banks in the same general regulatory jurisdiction and the same general regulatory category as the Bank. The Bank’s determination of such increased cost or reduction shall be conclusive absent manifest error.

     6. Events of Default; Remedies; Pre-funding. (a) It shall be an Event of Default if: (i) Applicant defaults in the payment when due of any of the Obligations; (ii) Applicant otherwise defaults in the performance of any of the Obligations; (iii) an event of default occurs under the Amended and Restated Letter of Credit Reimbursement and Pledge Agreement dated May 27, 2004 and amended October 28, 2004 (the “Credit Agreement”), among Montpelier Reinsurance Ltd., Montpelier Re Holdings Ltd., the various financial institutions parties thereto and Bank of America, N.A., as administrative agent for the Lenders, or under any other agreement or instrument relating to indebtedness of Applicant in an amount in excess of $25,000,000; (iv) any representation or warranty made by any Applicant to the Bank in connection with the Credits or otherwise for the purpose of obtaining credit proves to have been incorrect or misleading in any material respect when made; (v) any Applicant challenges, or institutes any proceedings or any proceedings are instituted, to challenge the validity, binding effect or enforceability of this Agreement; (vi) any Applicant is dissolved or is a party to any merger or consolidation or sells or otherwise disposes of all or substantially all of its assets without the written consent of the Bank; (vii) any Applicant or any partnership of which any Applicant is a member is expelled from or suspended by any stock or securities exchange or other exchange; (viii) any Applicant becomes insolvent or unable to meet its debts as they mature, or is generally not paying its debts as they become due, or suspends or ceases its present business, or a custodian, as defined in Title 11 of the United States Code, of substantially all of its property, or a receiver or other person or entity serving a similar function, shall have been appointed or taken possession; (ix) a case under such Title 11, or any proceeding under any other federal, state or foreign bankruptcy, insolvency or other law relating to the relief of debtors, the readjustment, composition or extension of indebtedness or reorganization, is commenced by or against any Applicant; or (x) there occurs any material adverse change in the business, financial condition or prospects of Applicant.

          (b) If any Event of Default shall have occurred and be continuing, other than an Event of Default specified in Section 6(a)(viii) or 6(a)(ix), the Bank may terminate any commitment to issue Credits and may declare all Obligations (including any such which may be contingent and not matured) to be immediately due and payable, and in the case of any Event of Default specified in Section 6(a)(viii) or 6(a)(ix), any commitment of the Bank to issue Credits shall automatically and immediately terminate and all such Obligations shall automatically be immediately due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are expressly waived.

          (c) Without limiting the generality of the foregoing, Applicant agrees that if (i) any Event of Default shall have occurred and be continuing or (ii) the transactions contemplated by this Agreement are unlawful or contrary to any regulations to which Bank may be subject or (iii) any Credit is denominated in a currency other than Dollars and the Bank determines that such currency is unavailable or that due to currency fluctuations the Dollar Equivalent of the amount of such Credit exceeds the amount of Dollars that Bank in its sole judgment expected to be its maximum exposure under such Credit, then, Applicant will upon demand pay to Bank an amount equal to the undisbursed portion, if any, of all outstanding Credits if pertaining to (i) or (ii) above, or any such Credit if pertaining to (iii) above, and such amount shall be held as additional collateral for the payment of all Obligations hereunder, and after the expiration of the related Credit or Credits, to the extent not applied to the Obligations, shall be returned to Applicant.

     7. Representations and Warranties. Applicant hereby represents and warrants to the Bank that (a) Applicant has duly executed and delivered this Agreement; (b) this Agreement constitutes Applicant’s legal, valid and binding obligation, enforceable against it in accordance with its terms; (c) the execution, delivery and performance of this Agreement (i) are within Applicant’s authority and have been duly authorized by all proper corporate action, (ii) will not violate or conflict with any provision of law or with Applicant’s charter or by-laws and (iii) will not conflict with, or constitute a default under, or result in a violation of, any agreement, instrument, judgment, decree, statute, rule or regulation to which Applicant or any of such Applicant’s assets is subject; (d) the transactions covered by the Credits are not prohibited under the Foreign Assets Control Regulations of the United States Treasury Department or Tax Reform Act of 1976 as amended or the Export Administration Act of 1977 as amended or related laws and regulations and that any transfer of moneys covered by the Credits conforms in every respect with all existing United States laws and Government regulations; and (e) the financial statements of Applicant heretofore furnished to the Bank fairly present its financial condition as of the dates of, and for the periods covered by, such statements, and there have been no material adverse changes in Applicant’s business or financial condition since the date of the last such audited statements, except as disclosed in material change reports.

     8. Expenses, Indemnification. Applicant agrees to reimburse the Bank upon demand for and to indemnify and hold the Bank harmless from and against all claims, liabilities, losses, costs and expenses, attorneys’ fees and disbursements (including allocated costs and expenses of counsel who are employees of the Bank), incurred or suffered by the Bank in connection with the Credits; such claims, liabilities, losses, costs and expenses shall include but not be limited to all such incurred or suffered by the Bank in connection with (a) the Bank’s exercise of any right or remedy granted to it hereunder, (b) any claim and the prosecution or defense thereof arising out of or in any way connected with this Agreement, (c) the collection or enforcement of the Obligations, and (d) any of the events or circumstances referred to in Section 3(c) hereof.

     9. No Waivers of Rights hereunder; Rights Cumulative. No failure to exercise or delay in exercising, on the part of the Bank, any of its options, powers or rights,or partial or single exercise thereof, shall constitute a waiver thereof. No waiver of any of its rights hereunder, and no modification or amendment of this Agreement, shall be deemed to be made by the Bank unless the same shall be in writing, duly signed on behalf of the Bank, and each such waiver, if any, shall apply only with respect to the specific instance involved, and shall in no way impair the rights of the Bank or the Obligations of Applicant to the Bank in any other respect or at any other time. This Agreement is in addition to and not in substitution for any other obligations or security held by the Bank for satisfaction of the Obligations. The remedies herein provided are cumulative and are not exclusive of any other right or remedy provided by law, in equity, or under any agreement or instrument.

     10. Financial Statements, etc. Applicant agrees to furnish to the Bank copies of its annual consolidated financial statements within 120 days of each fiscal year-end, and such other information relating to its business and finances as the Bank may from time to time reasonably request. Applicant agrees to furnish, immediately after such reports are filed with any securities or other governmental regulator, all material change reports that disclose a material adverse change.

     11. Other Agreements. The Bank shall not be bound by any representations, collateral agreements or conditions with respect to the subject matter of this Agreement or Applicant’s liability hereunder other than as contained or referred to herein, provided that the Bank and Applicant may make provision for the terms and conditions governing electronic transmission of requests for the issuance of Credits by separate agreement.

     12. Continuing Agreement; Termination. This Agreement shall continue in full force and effect until the expiration of the Credits, but notwithstanding any such expiration, this Agreement shall continue in full force and effect until all Obligations then outstanding (whether absolute or contingent) shall have been paid in full and all rights of Bank hereunder shall have been satisfied or other arrangements for the securing of such rights satisfactory to Bank shall have been made.

     13. Governing Law; Jurisdiction; Waiver of Trial by Jury. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, and the Bank shall have the rights and remedies of a secured party under applicable law, including but not limited to the Uniform Commercial Code of New York. For the purpose of any proceeding, action or suit involving this Agreement, the Applicant hereby expressly submits to the jurisdiction of any court of record of New York State or the United States located in the City of New York and agrees that any order, process or other paper may be served upon the Applicant within or without such court’s jurisdiction by mailing a copy thereof to the Applicant at its address shown below. The Applicant waives any claim that such proceeding, action or suit has been brought in an inconvenient forum. THE PARTIES HERETO MUTUALLY AGREE TO WAIVE TRIAL BY JURY.

     14. Notices. Any notice to Bank shall be effective only if in writing or by authenticated teletransmission acceptable to the Bank, directed to the attention of and received by the Bank’s Trade Services Department at the address appearing below the Bank’s signature or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section.. Any notice to or demand on Applicant shall be effective when made to Applicant, by mail, telegraph, cable, telephone or otherwise, in the case of mailed, telegraphed or cabled notices, to the address appearing below such Applicant’s signature or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section, and in the case of telephonic notices, to the last telephone number of such Applicant appearing on the Bank’s records. Any requirement under applicable law of reasonable notice by the Bank to Applicant of any event shall be met if notice is given to Applicant in the manner prescribed above at least seven days before (a) the date of such event or (b) the date after which such event will occur.

          The Bank is authorized (but not obligated) to accept and rely on instructions received by telefax or telephone which it believes in good faith to have been given by a person authorized to give instructions hereunder on Applicant’s behalf. The Bank shall incur no liability to Applicant or any other person as a result of any act or omission on the Bank’s part in accordance with instructions on which the Bank is authorized to rely nor for any failure or refusal on the Bank’s part to accept instructions by telephone or telefax that are not confirmed or authenticated to its satisfaction. Any instructions delivered to the Bank by telephone shall be confirmed in writing or by telefax on the same day, but the Bank will incur no liability for Applicant’s failure to send such confirmation, the failure of any such confirmation to conform to the telephone instructions the Bank received or the Bank’s failure to produce such confirmation at any subsequent time. The Bank may record any telephone discussion with respect to the Credits.

     15. Miscellaneous. (a) If this Agreement is executed by two or more Applicants, they shall be jointly and severally liable for all Obligations hereunder including, without limitation, Obligations relating to all Credits, regardless of whether a Credit was issued at the request of a single Applicant or at the request of both Applicants. The happening of any Event of Default as specified in Section 6 of this Agreement with respect to any Applicant shall mature the Obligations of all Applicants.

          (b) This Agreement shall be binding upon the assigns or successors of each of the Applicants and shall inure to the benefit of and be enforceable by Bank, its successors, transferees and assigns.

          (c) Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

          (d) The Credits shall be subject to the Uniform Customs and Practice for Documentary Credits of the International Chamber of Commerce, as adopted from time to time.

MONTPELIER REINSURANCE LTD., as Applicant
Date:	December 16, 2004
		By:	Neil McConachie
Title: Treasurer and Chief Accounting Officer
Address: Fax No.:

HSBC BANK USA, NATIONAL ASSOCIATION, as Bank
Date:	December 13, 2004
		By:	Daniel Serrao
Title: Senior Vice President
Address: Fax No.:

P L E D G E    A G R E E M E N T

In consideration of HSBC Bank USA, National Association (the “Bank”) making or continuing advances and/or granting or continuing banking accommodation or facilities to the undersigned (the “Customer”), the Customer hereby charges by way of a first fixed charge in favour of, and pledges and assigns to, the Bank all of the securities, accounts and interest listed in the Schedule hereto together with any renewals thereof, substitutions therefor and proceeds thereof and all interest, dividends, income and revenue therefrom (hereinafter collectively called the “Collateral”) all as continuing security for the prompt payment to the Bank of all the present and future, actual and contingent indebtedness and liability (the “Indebtedness”) of the Customer to the Bank, subject to the following terms and conditions.

1. The security hereby constituted shall forthwith become enforceable upon the happening of any of the following events:-

(i) if the Customer fails to make payment to the Bank when due of any part of the Indebtedness for any reason whatsoever; or

(ii) if the Customer gives notice that the Customer is about to or does default on any of the Customer’s obligations under this Agreement or under any other agreement between the Customer and the Bank, or any representation made to the Bank by the Customer hereunder or otherwise proves to have been false or incorrect; or

(iii) if distress or execution is levied or issued against any of the property of the Customer and is not paid out within seven days, or if (if the Customer is a body corporate) an order is made or an effective resolution is passed for winding up the Customer or if the Customer ceases or threatens to cease to carry on the Customer’s business or substantially the whole of the Customer’s business, or if an encumbrancer takes possession or a receiver is appointed of any part of the assets of the Customer; or

(iv) if the Bank reasonably believes that the security it holds hereunder is likely to be endangered whether by the existence or possible creation of any claim or interest which ranks prior to or pari passu with the Bank’s claim or interest in the assets which are subject to the security hereby constituted or otherwise; or

(v) if the Customer is unable to pay the Customer’s debts as they become due or the Customer otherwise is considered insolvent by the Bank.

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2. In the event the security hereby constituted becomes enforceable then all of the Indebtedness, at the option of the Bank, shall become immediately due and payable and the Bank, without notice, advertisement, demand for payment or observance of any other formality (all of which are hereby waived by the Customer), may sell by public or private sale or otherwise deal with any part of the Collateral in such manner as the Bank thinks fit and may hold the proceeds in lieu of any part of the Collateral realized and appropriate the same on account of such part of the Indebtedness as the Bank thinks fit, and all costs and expenses incurred by the Bank in respect of the Collateral and the realization thereof shall be added to the Indebtedness and shall be a first charge upon the proceeds of the Collateral.

3. Without prejudice to the Bank’s other rights and remedies hereunder, the Bank shall be entitled at any time without notice, advertisement, demand for payment or observance of any other formality, to set-off against the Indebtedness or any part thereof any and all monies held to the credit of the Customer in any account with Bank, and such right of set-off may be exercised notwithstanding that all or part of the monies held to the credit of the Customer are denominated in a currency other than the currency of the Indebtedness or are held as a time deposit which has not matured (and the amount applied by the Bank in set-off shall be net of the Bank’s usual charge for early withdrawal), and any such set-off may be in respect of any part of the Indebtedness notwithstanding that it constitutes a present or future, actual or contingent liability.

4. The Customer shall not be entitled to transfer, sell, assign, encumber or otherwise deal with any of the Collateral whether or not it is in the Bank’s possession, nor shall the Customer be entitled to withdraw or to provide substitutions for any of the Collateral, except with the Bank’s prior written consent which consent may or may not be given at the Bank’s uncontrolled discretion.

5. The Bank shall be entitled but not bound to vote in respect of any of the Collateral at any meeting at which the holder thereof is entitled to vote and generally to exercise any of the rights which the holder of any of the Collateral may at any time have, and the Customer hereby assigns to the Bank as additional continuing security all present and future rights and claims which it may acquire in connection with any of the Collateral.

6. The Bank shall not be responsible for any loss, damage, or costs incurred by the Customer arising from the Bank’s failure to exercise its rights hereunder including, without limitation, the right to sell or otherwise deal in any part of the Collateral, to exercise any of the voting or other rights attached to any of the Collateral or to collect any interest, dividends or other income or any principal or redemption proceeds in respect of any of the Collateral or for any failure to advise the Customer of the expiry of any rights or warrants in connection with any of the Collateral.

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7. The Bank may grant extensions, take and give up any part of the Collateral accept compositions, grant releases and discharges and otherwise deal with any of the Collateral and all parties thereto as the Bank thinks fit without affecting the Indebtedness of the Customer to the Bank and without prejudice to the rights of the Bank in respect of the Collateral.

8. The Customer agrees that any deposit slip, bank advice, security receipt or other document in relation to cash, securities or other property deposited with or received by the Bank after the date hereof in any account assigned or agreed to be assigned hereby shall be evidence of such deposit and shall be deemed to constitute an absolute assignment of such cash, securities or other property on the terms hereof.

9. The Customer hereby irrevocably constitutes and appoints each officer of the Bank a true and lawful attorney of the Customer, each such attorney being authorized in the name and on behalf of the Customer from time to time to endorse and transfer to the Bank or its nominee any of the Collateral in order that full title to the same may be vested in the Bank or its nominee and to sign and deliver on behalf of the Customer such instruments as may be necessary in order to allow the bank to exercise its rights hereunder.

10. The Customer authorizes the Bank to take such steps, including the completion of registrations and filings with Government offices, as it deems necessary to perfect its interest in the Collateral.

11. The Customer hereby covenants with the Bank: (i) to sign and deliver all such further documents and assurances in writing as the Bank may request from time to time in order to give effect to the terms of this Agreement; (ii) to pay all reasonable legal fees, registration fees, stamp duties and other disbursements as may be incurred by the Bank in perfecting the security hereby constituted or realizing the same; (iii) to deposit with the Bank such part of the Collateral as the Bank may from time to time request and/or to have title of such of the Collateral as the Bank thinks fit registered in the Bank’s name or in the name of the Bank’s nominee; (iv) upon demand by the Bank to deliver to the Bank immediately after receipt all interest, dividend or other income payable in respect of any of the Collateral which is paid after the date of such demand, which the Bank shall hold as part of the Collateral; (v) to deliver to the Bank all payments of principal or redemption proceeds payable in respect of any of the Collateral immediately upon receipt of the same, which the Bank shall hold as part of the Collateral; and (vi) upon notice from the Bank that the value of the Collateral in the opinion of the Bank is not sufficient to secure the Bank in respect of the Indebtedness, to lodge with the Bank further collateral of a value satisfactory to the Bank.

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12. The Customer, and if the Customer is more than one person each such person independently, represents and warrants to the Bank that:

(i) the Customer has the necessary power and capacity to enter into this Agreement and to perform its obligations hereunder, that if necessary the execution and delivery of this Agreement by the Customer has been properly authorized, and that this Agreement constitutes valid and legally binding obligations of the Customer; and

(ii) the Customer is, and shall at all times be, the sole beneficial owner of the Collateral from time to time, subject to no liens, encumbrances or other interest of any kind whatsoever, and the Customer hereby agrees to indemnify the Bank for all liability arising from the Bank dealing with Collateral which is subject to an interest of a third party, and none of the Collateral is subject to any assessment rights on the part of the issuer, but is fully paid up.

13. This Agreement may be terminated by either the Customer or the Bank upon thirty days prior written notice to the other provided that the Customer may so terminate this Agreement only if no part of the Indebtedness, whether actual or contingent, remains outstanding as of the date of termination.

14. Any notice to be given under this Agreement shall be deemed to have been sufficiently given if in writing and sent by pre-paid post to the addressee at the most recent address the sender has for the addressee, and it shall be deemed to have reached the addressee in the normal course of the post.

15. This Agreement shall be governed by and construed in accordance with the Laws of Bermuda. The Customer and the Bank submit to the jurisdiction of the Courts of Bermuda but without prejudice to the right of the Bank to pursue its remedies in any other jurisdiction it thinks fit.

IN WITNESS WHEREOF this Agreement has been signed this 16th day of December two thousand and four.

MONTPELIER REINSURANCE LTD.

Neil McConachie
Signature Treasurer and Chief Accounting Officer Senior Vice President Montpelier Reinsurance Ltd.

SCHEDULE

All cash and securities held from time to time in Account No. 831154 in name of Montpelier Reinsurance Ltd. held in account with The Bank of Bermuda Limited.